                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           CNA FINANCIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                           CNA FINANCIAL CORPORATION
                                ---------------

                    Notice of Annual Meeting -- May 5, 1999

To the Stockholders of
  CNA FINANCIAL CORPORATION:

     You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the annual meeting of Stockholders will be held at CNA Plaza (333 South Wabash Avenue), Room 207N, Chicago, Illinois, on Wednesday, May 5, 1999, at 10:00 a.m., Chicago time, for the following purposes:

     (1) To elect twelve Directors;

     (2) To authorize an amendment to the Company's Certificate of Incorporation to increase the amount of authorized common shares as more fully described herein;

     (3) To approve the Officer Stock Ownership Plan;

     (4) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company; and

     (5) To transact such other business as may properly come before the meeting.

     Only Stockholders of record at the close of business on March 15, 1999 are entitled to notice of, and to vote at, this meeting.

     It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

                                           By order of the Board of Directors,

                                                    JONATHAN D. KANTOR
                                                  Senior Vice President,
                                              General Counsel and Secretary

Chicago, Illinois
March 30, 1999

                           CNA FINANCIAL CORPORATION
                       CNA PLAZA, CHICAGO, ILLINOIS 60685
                                ---------------

                                PROXY STATEMENT
                         ANNUAL MEETING -- MAY 5, 1999

     The Board of Directors of CNA Financial Corporation ("CNA" or the "Company") submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

     The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

     Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder's specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of mailing of this Proxy Statement is March 30, 1999.

     On March 15, 1999, the Company had outstanding 183,889,569 shares of common stock ("Common Stock"). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 15, 1999 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

     In accordance with the Company's by-laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the twelve nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted. The affirmative vote of shares outstanding is required to approve the amendment to the Company's Certificate of Incorporation. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

PRINCIPAL SHAREHOLDERS

     The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of

February 28, 1999 (unless otherwise noted). Except as noted below, each such entity has sole voting and investment power with respect to the shares set forth:

NAME AND ADDRESS OF BENEFICIAL OWNER                      AMOUNT BENEFICIALLY OWNED    PERCENT OF CLASS
------------------------------------                      -------------------------    ----------------
Loews Corporation ("Loews")...........................           156,456,480                85.1%
667 Madison Avenue
New York, New York 10021
The Equitable Companies Incorporated
  ("Equitable")(1)....................................            11,326,240                 6.2%
787 Seventh Avenue
New York, New York 10019

---------------

(1) This information is as of December 31, 1998 and is based on a report filed with the Securities and Exchange Commission. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting power with respect to 4,904,096 shares and sole dispositive power with respect to 11,326,240 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

     Since Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews intends to vote FOR the election of management's nominees for the Board of Directors, FOR the Amendment of the Certificate of Incorporation increasing the number of authorized common shares, FOR the Officer Stock Ownership Plan and FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

DIRECTOR AND OFFICER HOLDINGS

     The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group as of March 10, 1999, based on data furnished by them:

                                               SHARES OF THE           SHARES OF           SHARES OF CNA
                                                 COMPANY'S         LOEWS CORPORATION     SURETY CORPORATION
                                                COMMON STOCK          COMMON STOCK          COMMON STOCK
                   NAME                      BENEFICIALLY OWNED    BENEFICIALLY OWNED    BENEFICIALLY OWNED
                   ----                      ------------------    ------------------    ------------------
Antoinette Cook Bush.......................           600                       0                   0
Dennis H. Chookaszian......................       404,031                   4,000              20,000
Philip L. Engel............................       121,509                       0                   0
Robert P. Gwinn............................           921                       0                   0
Bernard L. Hengesbaugh.....................       437,192                       0               2,500
W. James MacGinnitie (1)...................         6,400                       0               1,000
Walter F. Mondale..........................           900                       0                   0
Edward J. Noha.............................         1,350                   1,500                   0
Joseph Rosenberg...........................        10,000                       0                   0
James S. Tisch.............................             0                  80,000                   0
Laurence A. Tisch..........................             0              17,308,998(2)                0
Preston R. Tisch...........................             0              17,308,998(2)                0
Marvin Zonis...............................           150                       0                   0
All Officers and Directors as a group (13
  persons including those listed above)....       983,053              34,703,496              23,500

---------------

(1) Mr. MacGinnitie's wife holds 900 shares of CNA Common Stock and 1,000 shares of CNA Surety Common Stock in a revocable trust.

(2) Shares of Common Stock beneficially owned include 3,000,000 shares held by each of the wives of Messrs. L.A. Tisch and P. R. Tisch.

     Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see "Principal Shareholders" above.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The By-Laws provide that the number of Directors that shall constitute the whole Board shall be not greater than thirteen nor less than eleven. The Directors shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next annual meeting of Stockholders and until his successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the twelve nominees hereinafter named. All Directors except Mr. Hengesbaugh were elected at the last Annual Meeting of Stockholders.

     Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

     On March 25, 1999, Mr. Engel announced his intention to retire as President of the CNA Insurance Companies and as a Director of CNA. His retirement will become effective on or about September 30, 1999.

     Set forth below is the name, principal occupation and business experience during the past five years and certain other information for each nominee:

     ANTOINETTE COOK BUSH, Partner, Skadden, Arps, Slate, Meagher & Flom, Washington, D. C. since 1993. Ms. Bush was Senior Counsel of the United States Senate Committee on Commerce, Science and Transportation-Majority Staff from January 1991 to October 1993. She has been a Director since 1993. She is a member of the Executive, Finance and Audit Committees. Age 42.

     DENNIS H. CHOOKASZIAN, Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies from September 1992 until February 9, 1999. He serves on the boards of Loews and Mercury Finance Company. He serves on the Finance Committee and is Chairman of the Executive Committee. Mr. Chookaszian has served as a Director since 1990. Age 55.

     PHILIP L. ENGEL, President of the CNA Insurance Companies since September 1992. He serves on the Executive and Finance Committees. Mr. Engel has served as a Director since 1992. Age 58.

     ROBERT P. GWINN, Retired Chairman of the Board and Chief Executive Officer of Encyclopaedia Britannica. He is a director of Alberto Culver Company. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Mr. Gwinn has served as a Director since 1967. Age 91.

     BERNARD L. HENGESBAUGH, Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since February 1999. Mr. Hengesbaugh was elected Executive Vice President and Chief Operating Officer in February 1998. From 1990 until 1998, he was Senior Vice President of the CNA Insurance Companies. Prior thereto, Mr. Hengesbaugh had been a Vice President of the CNA Insurance Companies since 1980. He is a member of the Executive and Finance Committees. Mr. Hengesbaugh was elected as a Director in February of 1999. Age 52.

     WALTER F. MONDALE, Partner in the Minneapolis, Minnesota law firm of Dorsey & Whitney since December 1996. Mr. Mondale was United States Ambassador to Japan from September 1993 until December 1996. From September 1987 until his appointment as Ambassador, Mr. Mondale was a partner at Dorsey & Whitney. Mr. Mondale was Vice President of the United States from 1977 until 1981. He was the Democratic nominee for President of the United States in 1984. He serves on the boards of The BlackRock Income Trust Inc., The BlackRock Target Term Trust Inc., The BlackRock Advantage Term Trust Inc., The BlackRock Strategic Term Trust Inc., The BlackRock 1998 Term Trust Inc., BBT Subsidiary Inc., The BlackRock Municipal Target Term Trust Inc., The BlackRock North American Government Income Trust Inc., The

BlackRock Insured Municipal Term Trust Inc., The BlackRock Investment Quality Term Trust Inc., The BlackRock 2001 Term Trust Inc., The BlackRock Insured Municipal 2008 Term Trust Inc., The BlackRock California Insured Municipal 2008 Term Trust Inc., The BlackRock New York Insured Municipal 2008 Term Trust Inc., The BlackRock Florida Insured Municipal 2008 Term Trust, The BlackRock 1999 Term Trust Inc., BNN Subsidiary Inc., BBT Subsidiary Fund, The BlackRock Investment Quality Municipal Trust Inc., The BlackRock Florida Investment Quality Municipal Trust, The BlackRock California Investment Quality Municipal Trust, Inc., The BlackRock New York Investment Quality Municipal Trust Inc., The BlackRock New Jersey Investment Quality Municipal Trust Inc., The BlackRock Broad Investment Grade 2009 Term Trust Inc., Dain Rauscher Corporation, St. Jude Medical Inc., United Healthcare Corp., NWA Inc., and Northwest Airlines, Inc. He is a member of the Executive, Finance and Audit Committees. He served as a Director from 1985 until 1993 and was reelected Director in February 1997. Age 71.

     EDWARD J. NOHA, Chairman of the Board of CNA since September 1992. Prior to that time and since February 1975, Mr. Noha was Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha serves on the board of Loews. He is a member of the Executive and Finance Committees. Mr. Noha has served as a Director since 1975. Age 71.

     JOSEPH ROSENBERG, Chief Investment Strategist of Loews since 1995. Prior to that, he was Chief Investment Officer of Loews since August 1973. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 66.

     JAMES S. TISCH, President and Chief Executive Officer of Loews since January 1999. Prior to that, he was President and Chief Operating Officer of Loews from October 18, 1994 to January 1999. He is a Director of Loews, Vail Resorts, Inc. and Diamond Offshore Drilling, Inc. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 46.

     LAURENCE A. TISCH, Co-Chairman of the Board of Loews since January 1999. He is the Chief Executive Officer of CNA. He is a director of Automatic Data Processing, Inc. and Bulova Corporation ("Bulova"). Prior to 1999, Mr. Tisch had been Co-Chairman of the Board and Co-Chief Executive Officer of Loews since 1994. In addition, he served as Chairman of the Board, President and Chief Executive Officer of CBS, Inc. from January 1987 until November 24, 1995. Mr. Tisch has served as a Director since 1974 and is a member of the Executive and Finance Committees. Age 76.

     PRESTON R. TISCH, Co-Chairman of the Board of Loews since January 1999. Prior to 1999, he was Co-Chairman of the Board and Co-Chief Executive Officer of Loews since 1994. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of Loews. He is a director of Hasbro, Inc. and Rite Aid Corporation. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. He serves on the Executive and Finance Committees. Age 72.

     MARVIN ZONIS, Professor of international political economy at the Graduate School of Business of the University of Chicago since 1989. He has been a Director since 1993. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Age 62.

COMMITTEES AND MEETINGS

     The Company has an Audit, Incentive Compensation, Executive and Finance Committee. The Company does not have a nominating committee.

     The Audit Committee is a standing committee and is charged with the responsibility of administering corporate policy in matters of accounting and control. The Audit Committee functions as the liaison with the Company's independent auditors.

     The Incentive Compensation Committee administers the Incentive Compensation Plan for Certain Executive Officers (as hereinafter described).

     The Board of Directors, Audit and Finance Committees met four times in 1998. The Incentive Compensation Committee met once. All of the current Directors except Walter Mondale attended at least 75% of each of the Board of Directors meetings and the committees of the Board on which each such director serves.

DIRECTOR COMPENSATION

     CNA directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 1998 of $20,000. In addition, members of committees received the following annual retainers: Finance $3,000; Executive $3,000; Incentive Compensation $1,000; and Audit $1,500. Effective January 1, 1999, the annual retainer was increased to $25,000. Committee retainers were increased to: Finance, $4,000, Executive, $4,000, Incentive Compensation, $3,000 (Chairperson receives $4,000) and Audit, $5,000 (Chairperson receives $7,500). Messrs. Chookaszian, Engel and Hengesbaugh do not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

     Pursuant to a Continuing Service Agreement with CNA, expiring on September 20, 2002, Mr. Noha (or his estate in the event of his death) is paid a fee at the rate of $1,570,000 per annum reduced by the retirement benefits payable to Mr. Noha under his Employment Agreement and CNA's Retirement Plan and Supplemental Retirement Plan. During the last fiscal year, services provided by Mr. Noha under this Agreement consisted of providing the assistance and advice as delineated in the Agreement and promoting and assisting the Company with respect to its position in the Chicago business community. In this regard, Mr. Noha served as a member of numerous organizations including Chairman of the Chicago Manufacturing Center, Chairman of the Economic Development Commission of the City of Chicago, Chairman of the NIST Manufacturing Extension Partnership National Advisory Board and member of the Illinois Business Roundtable.

     On February 9, 1999 Mr. Chookaszian retired from the position of Chairman and Chief Executive Officer of CNA Insurance Companies and subsequently was elected Chairman of the Executive Committee of the Company. The Company entered into a Continuing Service Agreement (the "Agreement") with Mr. Chookaszian, for an initial term beginning April 1, 1999 and ending September 19, 2008. During the service period Mr. Chookaszian shall provide such services to the Company as the Chief Executive Officer of CNA Insurance Companies may reasonably request including assistance with strategic initiatives and industry trade association activities. The Agreement will provide Mr. Chookaszian with a Consulting Fee at a rate of $2,722,708 per year reduced by the retirement benefits payable to Mr. Chookaszian under CNA's Retirement Plan and Supplemental Retirement Plan. Beginning September 19, 2008, Mr. Chookaszian shall receive a Retirement Plan Benefit which will credit him with 32 years of service. In the event of death prior to 2008, Mr. Chookaszian's estate shall be entitled to supplemental survivor benefit payments at the rate equal to $1,300,000 per year reduced by the Supplemental Retirement Plan Benefit and the Retirement Plan Benefit. The Agreement requires Mr. Chookaszian to maintain the confidentiality of information concerning the Company's business during the term of the Agreement with the Company and at all times thereafter and furthermore contains covenants whereunder Mr. Chookaszian shall not compete with any of the Company's businesses for specified periods of time.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the four most highly compensated Executive Officers of the Company as of December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL
                                          COMPENSATION
                                      --------------------    ALL OTHER      LONG-TERM
                                                   BONUS        ANNUAL      COMPENSATION      ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY(B)     (C)      COMPENSATION    PAYOUTS(D)    COMPENSATION(E)
 ---------------------------   ----   ---------    -----     ------------   ------------   ---------------
Laurence A. Tisch(a).........  1998         --          --          --               --       $ 26,000(f)
  Chief Executive Officer of   1997         --          --          --               --         26,000(f)
  CNA Financial Corporation    1996         --          --          --               --         26,000(f)
Dennis H. Chookaszian(g).....  1998   $950,000          --   71,358(h)       $  900,000        140,423(i)
  Chairman of the Board and    1997    950,000          --          --        1,650,000        129,288(j)
  Chief Executive Officer of   1996    950,000          --          --        1,450,000         51,362(k)
  CNA Insurance Companies
Philip L. Engel(l)...........  1998    800,000                      --          300,000         67,794(i)
  President                    1997    800,000          --          --          500,000         62,226(j)
  CNA Insurance Companies      1996    800,000          --          --          400,000         40,131(k)
Bernard L. Hengesbaugh(m)....  1998    684,423    $750,000(n)        --          42,500         28,746
  Executive Vice President &   1997    550,000     508,000                                      23,100
  Chief Operating Officer      1996    550,000     250,000          --               --         23,100
  CNA Insurance Companies
W. James MacGinnitie(o)......  1998    500,000     220,000          --               --         21,000
  Senior Vice President &      1997    123,077     317,000(p)        --              --          1,131
  Chief Financial Officer
  CNA Insurance Companies

---------------
(a) Mr. Tisch does not receive a salary from the Company. CNA reimburses Loews for Mr. Tisch's services, as well as other Loews officers and executives, pursuant to the Services Agreement described below under "Certain Transactions." The Loews reimbursement for Mr. Tisch's services to CNA in 1998, 1997 and 1996 was $96,427, $96,427, $128,365, respectively.

(b) Base salary includes compensation deferred under the CNA Savings Plan and CNA Supplemental Savings Plan.

(c) Amounts disclosed are for bonus awards earned and accrued in the year indicated under the Company's annual incentive Plans and the supplemental incentive bonus ("Supplemental Bonus") hereinafter described. Bonus awards are typically paid in March of the following year unless deferred.

(d) Represents payout under the Incentive Compensation Plan for Certain Executive Officers.

(e) Represents amounts contributed or accrued to the named officers for the CNA Savings Plan and CNA Supplemental Savings Plan.

(f) Represents director fees paid to Mr. Tisch. He is not a participant in the Company's savings plans.

(g) On February 9, 1999, Mr. Chookaszian retired as Chairman and Chief Executive Officer of CNA Insurance Companies and was succeeded by Mr. Hengesbaugh. See "Director Compensation" above.

(h) Includes compensation for personal use of corporate transportation.

(i) Includes $30,004 and $12,584 of insurance premiums paid by the Company on behalf of Messrs. Chookaszian and Engel, respectively.

(j) Includes $27,356 and $11,260 of insurance premiums paid by the Company on behalf of Messrs. Chookaszian and Engel, respectively.

(k) Includes $10,422 and $6,009 of insurance premiums paid by the Company on behalf of Messrs. Chookaszian and Engel, respectively.

(l) Mr. Engel has announced his intention to retire as President. See "Election of Directors" above.

(m) Mr. Hengesbaugh's compensation for 1996, 1997 and through February 4, 1998 was paid to him as Senior Vice President of CNA Insurance Companies.

(n) Mr. Hengesbaugh was awarded a $750,000 retention and recognition award, of which $460,000 will be deferred, pursuant to his promotion.

(o) Mr. MacGinnitie was employed by the Company effective October 1, 1997. Consequently, he received no compensation from the Company during a portion of 1997 and all of 1996.

(p) Includes $150,000 hiring bonus paid.

EMPLOYMENT CONTRACTS

     The Company is party to employment agreements with each of Bernard L. Hengesbaugh and Philip L. Engel.

     The term of Mr. Hengesbaugh's agreement with the Company (the "Agreement") expires on December 31, 2000. The Agreement provides that he will be paid an annual Base Salary of $950,000. In addition, Mr. Hengesbaugh will participate in an Incentive Compensation Plan that will provide him with an opportunity to earn a bonus based on performance and the attainment of specified corporate goals as approved by the Incentive Compensation Committee. The amount of the Incentive Compensation Award for the calendar year 1999 shall be determined as follows:
(i) dividing the lesser of (a) the Net Operating Income for the 1999 calendar year or (b) $100 million by (c) $100 million, and multiplying the resulting percentage by $950,000; and (ii) dividing the lesser of (a) the Net Operating Income for the calendar year in excess of $200 million for the calendar year or
(b) $300 million by (c) $300 million and multiplying the resulting percentage by 200% of $950,000 and adding the products of (i) and (ii) subject to a cap of $2,850,000. For 2000, the award shall be determined as follows: (i) dividing the lesser of (a) the Net Operating Income for the 2000 calendar year or (b) $200 million by (c) $200 million, and multiplying the resulting percentage by $950,000, and (ii) dividing the lesser of (a) the Net Operating Income for the calendar year in excess of $200 million for the calendar year or (b) $300 million by (c) $300 million and multiplying the resulting percentage by 200% of $950,000 and adding the products of (i) and (ii) subject to a cap of $2,850,000. Any incentive compensation paid is included in the computation of pensionable earnings under the Company's retirement plans. Mr. Hengesbaugh may participate in the Qualified and Supplemental Savings Plan established by the Company wherein the Company pays a matching percentage of 70% of the first 6% of the employee's contributions. The Agreement permits Mr. Hengesbaugh to participate in other benefit programs offered by the Company to its employees. The Agreement requires the Company to pay Mr. Hengesbaugh a one-time award of $750,000 for assuming the position of Chairman and Chief Executive Officer. A portion of the one-time award has been deferred.

     The Company may terminate the Agreement without cause at any time, in which event the Company is required to continue to make payments to Mr. Hengesbaugh for a period of three years from the date of termination of three times his annual rate of base salary. The Agreement contemplates negotiation of a renewal and provides that if the parties have not reached an agreement before March 31, 2001 then the employment shall be considered terminated by the Company and Mr. Hengesbaugh shall be entitled to termination pay of three times his annual rate of base salary as of December 31, 2000 for a period of three years. The Agreement requires Mr. Hengesbaugh to maintain the confidentiality of information concerning the Company's business while he is employed by the Company and at all times thereafter and contains covenants whereunder Mr. Hengesbaugh shall not compete or interfere with any of the Company's businesses for a specified period of time.

     Mr. Engel's employment agreement with the Company (the "Agreement") expired on December 31, 1998 and has been extended until September 30, 1999. Mr. Engel will retire from his position with the Company on or about September 30, 1999. See "Election of Directors" above. The Agreement provides that he will be paid an annual Base Salary of $800,000. In addition, Mr. Engel will participate in an Incentive Compensation Plan that will provide him with an opportunity to earn a bonus based on performance and the attainment of specified corporate goals. The amount of the award for 1999 shall consist of 0.3% of Net Operating Income capped at $900,000. Any incentive compensation paid is included in the computation of pensionable earnings under the Company's retirement plans. Mr. Engel may participate in the Qualified and Supplemental Savings Plan established by the Company wherein the Company pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount is also included in the computation of pensionable earnings. The Company may terminate the Agreement without cause at any time, in which event the Company is required to continue to make payments to Mr. Engel for a period of three years from the date of termination at a fixed rate based on base salary and the incentive compensation in effect at the time of such termination.

     The Company was party to an employment agreement with Mr. Chookaszian which expired on December 31, 1998 at which time all compensation obligations of the Company thereunder ceased. On February 9, 1999, the Company and Mr. Chookaszian entered into a Continuing Service Agreement. See "Director Compensation" above for a description of Mr. Chookaszian's Continuing Service Agreement with the Company.

RETIREMENT PLANS

     CNA provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") that provides for the accrual and payment of benefits that are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans also gives effect to benefits provided under the Supplemental Retirement Plan.

     The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with CNA). Compensation under the Retirement Plans consists of salary paid by the Company and its subsidiaries included under "Salary," "Bonus" and "Long-Term Compensation Payouts" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1999 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.

                               PENSION PLAN TABLE

                                                        ESTIMATED ANNUAL PENSION FOR
  AVERAGE                                         REPRESENTATIVE YEARS OF CREDITED SERVICE
   ANNUAL                   ------------------------------------------------------------------------------------
COMPENSATION                   15                20                 25                 30                 35
------------                   --                --                 --                 --                 --
 $ 400,000..............    $116,343         $  155,125         $  193,906         $  206,021         $  218,136
    500,000.............     146,343            195,125            243,906            259,354            274,803
    600,000.............     176,343            235,125            293,906            312,688            331,470
    700,000.............     206,343            275,125            343,906            366,021            388,137
    800,000.............     236,343            315,125            393,906            419,355            444,804
    900,000.............     266,343            355,125            443,906            472,688            501,471
  1,000,000.............     296,343            395,125            493,906            526,022            558,138
  1,100,000.............     326,343            435,125            543,906            579,355            614,805
  1,200,000.............     356,343            475,125            593,906            632,689            671,472
  1,300,000.............     386,343            515,125            643,906            686,022            728,139
  1,400,000.............     416,343            555,125            693,906            739,356            784,806
  1,500,000.............     446,343            595,125            743,906            792,689            841,473
  1,600,000.............     476,343            635,125            793,906            846,023            898,140
  1,700,000.............     506,343            675,125            843,906            899,356            954,807
  1,800,000.............     536,343            715,125            893,906            952,690          1,011,474
  1,900,000.............     566,343            755,125            943,906          1,006,023          1,068,141
  2,000,000.............     596,343            795,125            993,906          1,059,357          1,124,808
  2,100,000.............     626,343            835,125          1,043,906          1,112,690          1,181,475
  2,200,000.............     656,343            875,125          1,093,906          1,166,024          1,238,142
  2,300,000.............     686,343            915,125          1,143,906          1,219,357          1,294,809
  2,400,000.............     716,343            955,125          1,193,906          1,272,691          1,351,476
  2,500,000.............     746,343            995,125          1,243,906          1,326,024          1,408,143
  2,600,000.............     776,343          1,035,125          1,293,906          1,379,358          1,464,810
  2,700,000.............     806,343          1,075,125          1,343,906          1,432,691          1,521,477
  2,800,000.............     836,343          1,115,125          1,393,906          1,486,025          1,578,144
  2,900,000.............     866,343          1,155,125          1,443,906          1,539,358          1,634,811

     The amounts in the table reflect deductions for estimated Social Security payments.

     Mr. Chookaszian, Mr. Engel, Mr. Hengesbaugh and Mr. MacGinnitie have 23, 33, 18 and 5 years of credited service, respectively.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1998

     The following table contains information with respect to awards made in 1998 under the Company's Incentive Compensation Plan and under the Company's long-term award plan to the Company's most highly compensated executive officers:

                                                                                ESTIMATED FUTURE PAYOUTS
                       NAME                            PERFORMANCE PERIOD(1)           MAXIMUM(2)
                       ----                            ---------------------    ------------------------
Dennis H. Chookaszian..............................        1 year - 1998                $900,000
Philip L. Engel....................................        1 year - 1998                $300,000
Bernard L. Hengesbaugh.............................        1 year - 1998                $ 42,500

---------------
(1) Pursuant to the Incentive Compensation Plan, in 1996 the Incentive Compensation Committee granted three single year awards (each, an "Award") to Dennis Chookaszian and Philip Engel for each of the years 1996, 1997 and 1998 (each year being a "Performance Period"). On February 4, 1998, Mr. Hengesbaugh was approved as a participant in the Plan. Each Award represents a designated percentage of the Company's consolidated after-tax net income, exclusive of realized investment gains and losses ("Net Operating Income") for one or more Performance Periods reduced by factors which in the judgment of the Incentive Compensation Committee merited consideration. There is no award of units or securities under the Incentive Compensation Plan. As previously stated, Mr. Chookaszian's employment agreement expired on December 31, 1998.

(2) The figures given for Messrs. Chookaszian, Engel and Hengesbaugh represent actual payouts to those executives pursuant to the Incentive Compensation Plan. The Estimated Future Payouts Maximum for Messrs. Chookaszian, Engel and Hengesbaugh had been $1,850,000, $600,000 and $600,000 respectively. The Performance Goal set for Dennis Chookaszian for the 1998 Performance Period was 1/3% of 1996 Net Operating Income plus 1/3% of 1997 Net Operating Income plus 1/3% of 1998 Net Operating Income. The Performance Goal set for Philip Engel for the 1998 Performance Period was 1/12% of 1996 Net Operating Income plus 1/12% of 1997 Net Operating Income plus 1/12% of 1998 Net Operating Income. The Performance Goal set for Bernard Hengesbaugh for the 1998 Performance Period was 1/4% of 1998 Net Operating Income.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

CERTAIN EXECUTIVE OFFICERS

     The Board of Directors believes that the future success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

     Under Section 162(m) of the Internal Revenue Code and certain regulations thereunder (together "the Code") the amount of compensation paid by a publicly-held corporation to the five of its most highly compensated executive officers during any year that may be deductible for federal income tax purposes is limited to $1,000,000 per person per year except that compensation that is "qualified performance-based compensation" will be deductible.

     To the extent the Company's compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, in 1996, the Company adopted the Incentive Compensation Plan for Certain Executive Officers (the "Plan"), which is designed to qualify the amounts paid from time to time thereunder to certain of the Corporation's Executive Officers as "qualified performance-based compensation" under Section 162(m) of the Code (see "Long-Term Incentive
Plan -- Awards in 1998," above).

GENERAL

     The Company's compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA's standards of quality and value-added customer service. It is CNA's objective to have a compensation policy that is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that stresses attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company's long term success.

     The Chairman and Chief Executive Officer of the CNA Insurance Companies establishes the compensation for the other senior executives ("Senior Executives"). (As used herein, "Senior Executives" does not include the Chairman and Chief Executive Officer or the President of the CNA Insurance Companies.) He is assisted in developing the plan by the Company's Human Resources staff. The Human Resources staff is aided by an independent nationally recognized compensation consulting organization. Information is obtained regarding the Company's competitor group of companies. The competitor group of companies are within the insurance industry and include three of the four companies in the Standard & Poor's Multi-Line Insurance Index (see "Stock Price Performance Graph" below.) These companies represent the organizations with which CNA competes for key executives. This information, in conjunction with performance judgments as to past and expected future contributions of the individual, is used to develop an annual compensation plan. The Human Resources staff periodically reviews the overall competitiveness of the salary plan with independent compensation consultants. Because CNA uses this market pricing approach to determine appropriate pay levels, CNA does not use formal salary ranges, with attendant minimums, midpoints and maximums to determine pay levels or annual increase amounts. In 1998, the Senior Executives were provided total compensation opportunities that approximated the 75th percentile of total compensation opportunities for comparable individuals at the Company's peer group of competitors.

     The Company has adopted an Annual Incentive Bonus Plan for its Senior Executives, the awards for which are determined by performance compared to preset goals in three categories: Corporate Goals; Shared Goals; and Individual Goals. Participants have a percentage established annually of their incentive compensation based on the Corporate Goal and the remainder based on the other two goals. Generally, the pre-set goals have been developed to be quantifiable or definable to the extent possible. The percentage was based, among other factors, on comparative salary data as described above. Final approval of bonus payments are made by the Chairman and Chief Executive Officer of the CNA Insurance Companies. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to adverse financial conditions. In determining the annual incentive awards for 1998, the Chairman and Chief Executive Officer of the CNA Insurance Companies evaluated Company and business unit performance and individual performance against the pre-set goal categories. Based upon his evaluation, the 1998 incentive bonuses ranged from 60% to 183% of the incentive target for the Senior Executives.

     In February 1998 the Chairman and Chief Executive Officer and the President of the CNA Insurance Companies, advised by the Human Resources staff, awarded Supplemental Bonuses of $100,000 payable in March 2000 to each of the Senior Executives, except that the Chief Operating Officer was awarded $150,000. In February 1999, the Chairman and Chief Executive Officer and the President awarded Supplemental Bonuses payable in March 2001 to the Senior Executives ranging in amounts from $50,000 to $648,000. Messrs. Chookaszian and Engel were not awarded Supplemental Bonuses in 1998 or 1999 and Mr. Hengesbaugh was not awarded any Supplemental Bonus in 1999. See "Employment Contracts" above for a description of the Incentive Compensation Awards for Messrs. Engel and Hengesbaugh.

     As noted in the Summary Compensation Table, Laurence A. Tisch, the Company's Chief Executive Officer, does not receive compensation from the Company. Mr. Tisch is compensated by Loews, of which he is Co-Chairman of the Board. CNA reimburses Loews for services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions," below.

By the Board of Directors:       Antoinette Cook Bush                     Edward J. Noha
                                 Dennis H. Chookaszian                    Joseph Rosenberg
                                 Philip L. Engel                          James S. Tisch
                                 Bernard L. Hengesbaugh                   Laurence A. Tisch
                                 Robert P. Gwinn                          Preston R. Tisch
                                 Walter F. Mondale                        Marvin Zonis

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. L. A. Tisch, P. L. Engel and B. L. Hengesbaugh, each of whom are Directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. Noha and Chookaszian, Directors of the Company, formerly served as officers of the Company or its subsidiaries. Mr. L.
A. Tisch, Director and Chief Executive Officer of the Company, also serves as a Director and Co-Chairman of the Board of Loews. See "Certain Transactions," below, for information with respect to transactions between the Company and its subsidiaries, and certain individuals and entities with which they are affiliated.

                              CERTAIN TRANSACTIONS

     Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the "Services Agreement") with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA's Audit Committee. The last such review took place in February 1999 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $2,520,000 for services performed during 1998, and $19,600 for travel and similar expenses incurred during that period. During 1998 Loews paid premiums on insurance and administrative services to the CNA Insurance Companies at standard rates aggregating approximately $5,758,494.

     The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days' prior written notice. In 1998, the inclusion of CNA and its eligible subsidiaries in the consolidated federal tax return of Loews resulted in a decreased federal income tax liability for Loews. Accordingly, Loews has paid or will pay approximately $83,430,000 to CNA for 1998 under the tax allocation agreement.

     CNA has also reimbursed to Loews or paid directly approximately $11,085,731 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred or owed by Loews during 1998 in maintaining investment facilities and services for CNA.

     Pursuant to the terms of the Stock Ownership Plan as hereinafter described, in October of 1998, CNA provided loans to Messrs. Chookaszian, Engel and Hengesbaugh to assist them with the purchase of common stock of the Company. In March 1999 Mr. Hengesbaugh received another loan from CNA to purchase additional shares from the Company. Interest on the loans extended in October 1998 is 5.39% (5.23% with respect to the loan to Mr. Hengesbaugh in March 1999), compounded semi-annually, and will be added to the principal balance until the loans are settled. The term of each loan is 10 years. The loans are unconditional with full recourse against the maker. As of March 31, 1999, the outstanding amount of the loans were as follows: Mr. Chookaszian, $14,359,719; Mr. Engel, $4,307,905; and Mr. Hengesbaugh $16,039,300.

     The Company is party to an agreement with W. James MacGinnitie that provides that in the event of involuntary termination, for other than material acts of dishonesty or breach of agreements relating to his employment, the Company will provide Mr. MacGinnitie with severance benefits equal to twelve months of Base Salary at the time of termination.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the total return of the Company's common stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Multi-Line Insurance Index for the five years ended December 31, 1998. The graph assumes that the value of the investment in the Company's Common Stock and for each Index was $100 on December 31, 1993 and that dividends were reinvested.

-----------------------------------------------------------------------------------------------------------
                                       93          94          95          96          97          98
-----------------------------------------------------------------------------------------------------------
 CNA FINANCIAL CORP                  100.00       83.71      146.45      138.07      164.84      155.81
-----------------------------------------------------------------------------------------------------------
 S&P 500 INDEX                       100.00      101.32      139.40      171.40      228.59      293.91
-----------------------------------------------------------------------------------------------------------
 MULTI-LINE INSURANCE                100.00      105.19      154.62      196.06      299.05      329.45
-----------------------------------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the 1998 fiscal year all Section 16(a) filing requirements were complied with except for a late Form 4 filing with respect to the sale of 150 shares of common stock sold March 23, 1998 by Mr. Marvin Zonis, a Director of the Company.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                (PROPOSAL NO. 2)

     The Board of Directors has unanimously approved, subject to approval by the stockholders at the annual meeting, an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the authorized Common Stock from 200,000,000 to 500,000,000.

     Approximately 183,889,569 shares of Common Stock are outstanding and only approximately 16,110,431 shares are available for future issuance. If the amendment is adopted, approximately 316,110,431 would be available for future issuance. The additional shares of Common Stock would have the same voting and other rights as the presently authorized common Stock.

     The Company has no present plans, commitments or understandings for the issuance of any shares of the new Common Stock. However, the Board of Directors believes that it is desirable that the additional shares of Common Stock be made available for future issuance by the Board of Directors for general corporate purposes, without further shareholder approval, except as may be required by applicable law or regulation. The additional shares of Common Stock would be available for issuance in connection with stock splits, stock dividends, financings, acquisitions and other corporate purposes.

     The holders of Common Stock have no preemptive rights to subscribe for any additional stock of the Company that may be issued.

     The affirmative vote of shares representing a majority of the outstanding Common Stock entitled to vote is required for approval of this amendment. If this amendment is approved, the first sentence of Article FOURTH of the Company's Certificate of Incorporation will be as follows:

     "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Twelve Million Five Hundred Thousand (512,500,000) shares which shall be divided into two classes as follows: Twelve Million Five Hundred Thousand (12,500,000) shares of Preferred Stock without par value (Preferred Stock) and Five Hundred Million (500,000,000) shares of Common Stock of the par value of $2.50 per share (Common Stock)."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE FOREGOING PROPOSAL AMENDING THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

                    APPROVAL OF OFFICER STOCK OWNERSHIP PLAN
                                (PROPOSAL NO. 3)

     The Company believes in providing opportunity for certain officers of the Company and its subsidiaries to obtain a proprietary interest in the common stock of the Company. The purpose of the Officer Stock Ownership Plan (the "Plan") is twofold: 1) to promote the long-term growth and financial success of the Company in the interests of the Company and its stockholders, and 2) to strengthen the link between management and stockholders by providing officers of the Company and its subsidiaries with an opportunity to increase their ownership of the Company's common stock to a significant degree.

     To that end, on October 6, 1998, the Board of Directors adopted the Plan, in which officers of the Company and its subsidiaries (see "Eligibility" below) are eligible to participate. Stockholder approval is required for two aspects of the Plan to be effective: 1) to qualify the Plan as an eligible plan for the purchase of margin stock of the Company under Section 221.4 of Regulation U of the Board of Governors of the Federal Reserve ("Regulation U"), and 2) to comply with the provisions of Section 162(m) of the Internal Revenue Code, as amended (the "Code").

REGULATION U

     Regulation U prohibits a non-bank lender from having a borrower pledge as collateral for a loan more than fifty percent (50%) of certain stock, if the purpose of the loan is to buy such stock. Regulation U provides an "eligible plan" exception to this regulation if the lender is a company making loans to employees pursuant to a company stock ownership plan. This exception permits a company to have borrowers under the plan pledge more than fifty percent (50%) of the purchased stock as collateral. To qualify for the exception, the Plan must be approved by the Company's stockholders. If the Plan is not approved by the Company's stockholders, any awards exercised under the plan which are financed by a loan from the Company may be collateralized to a maximum of fifty percent (50%) of the loan with the common stock financed by that loan.

SECTION 162(m)

     Section 162(m) of the Code prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year which it or its subsidiaries pays to specified executives. Those specified executives are the chief executive officer and the four next most highly compensated executive officers for whom proxy disclosure is required ("Covered Employees"). Certain compensation, including compensation based on the attainment of performance goals, is excluded from the deduction limit and therefore deductible, even if it exceeds $1 million per year. To qualify for this performance-based exemption, the material terms pursuant to which the compensation is to be paid, including the performance goals and the maximum amount payable to the Covered Employees, must be approved by the stockholders before the payments are made. Currently, it is not possible to determine the number of executive officer participants or participant awards under the Plan for future years. If the Plan is not approved by the Company's stockholders, the Plan will not qualify under the provisions of Section 162(m) of the Code and any performance-based awards in excess of $1 million per year which are paid to the executive officers of the Company will be ineligible as a tax deduction for the Company.

PRIOR PURCHASE AWARDS

     On October 9, 1998 under the Plan, awards of the Company's common stock were purchased by sixteen officers of the Company's subsidiaries and financed by loans from the Company. Because these awards do not qualify as compensation, these awards are not contingent on stockholder approval of the Plan as specified in Section 162(m) of the Code. However, until the stockholders of the Company approve this Plan, the Company may collateralize the loans used to purchase this stock with a maximum of fifty percent (50%) of the Company's common stock financed by that loan. Currently, under applicable accounting rules, to the extent that loans are outstanding to employees of the Company or its subsidiaries to purchase the Company's common stock, the amount of those loans are required to be subtracted from the Company's capitalization.

SUMMARY OF THE PLAN

     The principal features of the Plan are described below. This summary does not provide all of the details of the Plan. Please review the complete text of the Plan which is included as Exhibit A to this proxy statement.

ADMINISTRATION

     The Plan shall be administered by the Plan Administration Committee (the "Committee") unless, and until, the Board of Directors appoints another committee of the Board of Directors. Among other things, the Committee shall have the authority, subject to the terms of the Plan, to determine (i) the individuals to whom the purchase awards are granted, (ii) the time or times the purchase awards are granted, (iii) the purchase dates for such purchase awards,
(iv) the availability of any direct or indirect financing by the Company or any of its subsidiaries and (v) the forms, terms and provisions of the participation agreement and any other documents under the Plan. The Committee also may designate whether any purchase award being granted to any Plan participant is intended to be "performance-based compensation" as that term is used in Section 162(m) of the Code. Any such purchase awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures. The Perform-ance Measures that may be used by the Committee for such purchase awards may include any one or more of the following, as selected by the Committee: cash generation targets, net income or other profits, revenue and/or market share targets, profitability targets as measured by return ratios and shareholder returns, customer satisfaction, net margin as a percentage of revenue, and/or debt to capitalization. The measurement may be based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

ELIGIBILITY

     All employees of the Company and its subsidiaries who are Grade 91 or above and, in the opinion of the Committee, can materially influence the long-term performance of the Company or its subsidiaries are eligible to receive a purchase award as a participant under the Plan. The Committee shall have the power and complete discretion to select those eligible employees who are to receive purchase awards.

PARTICIPATION

     Participation in the Plan is voluntary.

PURCHASE PRICE, SHARES PURCHASED

     The aggregate number of shares of common stock that may be awarded and exercised under the Plan at any time shall not exceed 9.9% of the outstanding voting shares of the Company and no participant shall be awarded a single purchase award with respect to more than 2.0% of the outstanding voting shares of the Company during any one calendar year period.

     The shares for the Plan may be authorized and unissued shares of common stock, issued shares held as treasury shares or shares purchased for the participants on the open market or in negotiated purchases. If the shares of common stock are purchased for the participants on the open market or in negotiated purchases, the Company shall negotiate the purchase of the shares on behalf of the participants directly or through a designated broker. The shares then will be purchased by the Participants on the settlement date at the negotiated purchase price or the open market price in addition to any expenses and commissions relating to such purchase, as the case may be.

     If the purchased shares are treasury shares of the Company, the purchase award shall be purchased at the average of the highest and lowest sales prices of the common stock on the purchase date, as reported as the New York Stock Exchange -- Composite Transactions for such day, or if the common stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the common stock was traded, all as reported by The Wall Street Journal, mid-west edition under the heading New York Stock Exchange -- Composite Transactions, or, if the common stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the common stock is traded or quoted, but in no event shall the price be less than the par value of the common stock.

ADJUSTMENT UPON CHANGE IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

     To the extent that any purchase awards which are not yet eligible to be exercised are outstanding at a time when (a) the outstanding shares of common stock, or any securities exchanged therefor or received in their place, are exchanged for a different number or class of shares of stock or other securities of the Company, or for shares of stock or other securities of any other corporation; or (b) new, different or additional shares or other securities of the Company or of any other corporation are received by the holders of outstanding shares of common stock, then the total number of shares of common stock authorized under this Plan, and the maximum number of shares with respect to which a purchase award may be awarded to a participant, shall be appropriately adjusted by the Committee in its discretion.

TERMINATION OF EMPLOYMENT

     To be eligible to exercise a purchase award, a participant must be employed by the Company or a subsidiary of the Company on the purchase date. However, termination of employment with the Company or its subsidiaries shall not affect the status of any outstanding loan from the Company or its subsidiaries to a person who was a participant of the Plan at the time that the loan was made.

NON-TRANSFERABILITY OF PURCHASE AWARDS

     Purchase awards which are not yet eligible for exercise are unassignable and nontransferable in whole or in part.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors, upon the recommendation of the Committee, may amend, suspend or terminate the Plan at any time. No amendment, suspension or termination of the Plan may, without the consent of the Participant, adversely affect such participant's rights under the Plan in any material respect. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is necessary under Regulation U or any other law or agreement. The Plan shall terminate on December 31, 2020; provided, that purchase loans outstanding as of such date shall not be affected or impaired by the termination of the Plan.

VOTE REQUIRED

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY PRESENT AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 3 TO APPROVE THE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THAT APPROVAL UNLESS A VOTE AGAINST APPROVAL OR AN ABSTENTION ON SUCH PROPOSAL IS SPECIFICALLY INDICATED.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 4)

     The Board of Directors has appointed Deloitte & Touche LLP as auditors to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year 1999. Deloitte & Touche LLP are currently the auditors of the consolidated financial statements of the Company and its consolidated subsidiaries and are considered to be well qualified to perform this important function. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 4.

                                 OTHER MATTERS

     The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholder proposals for inclusion in proxy materials for the 2000 Annual Meeting should be addressed to the Company's Senior Vice President, General Counsel and Secretary, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received by November 30, 1999. Proxies received in respect of Common Stock to be voted at the 2000 Annual Meeting will be voted in accordance with the best judgment of the persons appointed by such proxies with respect to any matters properly before such meeting submitted by shareholders after February 15, 2000.

                                           By order of the Board of Directors,

                                                    JONATHAN D. KANTOR
                                          Senior Vice President, General Counsel
                                                      and Secretary

Chicago, Illinois
March 30, 1999

EXHIBIT A

                           CNA FINANCIAL CORPORATION
                          OFFICER STOCK OWNERSHIP PLAN

1.  PURPOSE

     CNA Financial Officer Stock Ownership Plan (the "Plan") is intended to promote the long-term growth and financial success of CNA Financial Corporation (the "Company") in the interests of the Company and its stockholders and to strengthen the link between management and stockholders by providing officers of the Company and its Subsidiaries (as hereinafter defined) with an opportunity to increase their ownership of Common Stock (as hereinafter defined) to a significant degree.

2.  DEFINITIONS

     Except where the context otherwise indicates, the following definitions apply:

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Plan Administration Committee of this Plan which shall be appointed by the Chief Executive Officer of the insurance subsidiaries of the Company unless, and until, the Board appoints another committee of the Board.

     "Common Stock" means the Common Stock, $2.50 par value per share, of the Company.

     "Effective Date" means October 1, 1998.

     "Interest Rate" means the "applicable federal rate" in effect on the Purchase Date with interest compounded semi-annually, as determined by Section 7872 of the Code or any successor provision to that section.

     "Market Price" with respect to a given Security shall mean, for any given date (or in the event such date is not a Trading Day with respect to such Security, the last Trading Day prior to such date), the closing sale price of such Security on such date, as reported as the New York Stock Exchange-Composite Transactions for such day in The Wall Street Journal, mid-west edition, or, if such Security ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which such Security is traded or quoted.

     "Participant" means each eligible employee of the Company or any of its Subsidiaries who is designated by the Committee to receive a Purchase Award.

     "Participation Agreement" means the written agreement entered into between the Company and a Participant to carry out the Plan with respect to the Participant concerning a particular Purchase Award in accordance with the Plan's terms and conditions. The Agreements need not be identical and shall be in the form approved by the Committee.

     "Purchase Award" means an award to a Participant permitting such Participant to purchase shares of Common Stock pursuant to Section 6 of this Plan at the Purchase Price, together with any related Purchase Loan.

     "Purchase Date" means the date a Participant purchases shares of Common Stock pursuant to a Purchase Award.

     "Purchase Loan" means an extension of credit to the Participant by the Company evidenced by the Purchase Note and secured by a pledge of the shares of Common Stock purchased by the Participant and any proceeds from the sale of the Common Stock.

     "Purchase Note" means a full recourse promissory note including the terms determined by the Committee.

     "Purchase Price" of a share of the Common Stock means the average of the highest and lowest sales prices of the Common Stock on the Purchase Date, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the Common Stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the Common Stock was traded, all as reported by The Wall Street Journal, mid-west edition under the heading New York Stock Exchange-Composite Transactions, or, if the Common Stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the Common Stock is traded or quoted, but in no event shall the price be less than the par value of the Common Stock.

     "Regulation U" shall mean Regulation U issued by the Board of Governors of the Federal Reserve System of the United States of America, or any successor to Regulation U.

     "Security" shall mean the Common Stock.

     "Service" means employment with the Company or its Subsidiaries.

     "Subsidiary" means a corporation (or partnership, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation or voting power).

     "Total Purchase Price" means, with respect to each Participant, the total of i) the Purchase Price multiplied by that Participant's pro rata share of the number of shares of Common Stock purchased from the Company's treasury stock plus ii) the price per share negotiated by the Company in open market or direct transactions multiplied by that Participant's pro rata share of the number of shares of Common Stock negotiated in open market or direct transactions in addition to any expenses and commissions relating to such purchase. The total dollar amount of such purchases by each Participant shall be no greater than the dollar amount exercised by the Participant pursuant to the Purchase Award.

     "Trading Day" means, with respect to a Security, a day on which such Security is publicly traded.

3.  SHARES SUBJECT TO THE PLAN

     The aggregate number of shares of Common Stock that may be awarded and exercised under the Plan at any time shall not exceed 9.9% of the outstanding voting shares of the Company and no Participant shall be awarded a single Purchase Award with respect to more than 2.0% of the outstanding voting shares of the Company during any one calendar year period; provided, however, that in the event that at any time after the Effective Date a stock dividend, stock split, recapitalization, merger, consolidation, or other change in capitalization, or a sale by the Company of all or part of its assets, or any separation from the Company, including any spin-off or other distribution to stockholders other than an ordinary cash dividend, results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of stock or other securities of the Company, or for shares of stock or other securities of any other corporation; or (b) new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock, then the total number of shares of Common Stock authorized under this Plan, and the maximum number of shares with respect to which a Purchase Award may be awarded to a Participant, shall be appropriately adjusted by the Committee in its discretion. Shares of Common Stock that have been included in a Purchase Award but not exercised by a Participant on the Purchase Date may again be awarded under the Plan.

     The shares for the Plan may be authorized and unissued shares of Common Stock, issued shares held as treasury shares or shares purchased for the Participants on the open market or in negotiated purchases. If the shares of Common Stock are purchased for the Participants on the open market or in negotiated purchases, the Company shall negotiate the purchase of the shares on behalf of the Participants directly or through a designated broker. The shares then will be purchased by the Participants on the settlement date at the negotiated purchase price or the open market price in addition to any expenses and commissions relating to such purchase, as the case may be.

4.  TERM OF THE PLAN

     The Plan shall become effective on October 1, 1998. The Plan shall be terminated on December 31, 2020; provided, that Purchase Loans outstanding as of such date shall not be affected or impaired by the termination of the Plan; provided further that no Purchase Awards will be granted after December 31, 2019.

5.  ELIGIBLE EMPLOYEES

     All employees of the Company and its Subsidiaries who are Grade 91 or above and, in the opinion of the Committee, can materially influence the long-term performance of the Company or its Subsidiaries are eligible to receive a Purchase Award. The Committee shall have the power and complete discretion to select those eligible employees who are to receive Purchase Awards.

6.  STOCK PURCHASE

     (a) Grant of Purchase Award. The number of shares or maximum dollar commitment of Common Stock purchasable under a Purchase Award for any Participant and the Purchase Date shall be determined by the Committee. The Committee shall, with respect to each Purchase Award, give written notice to each Participant receiving such Purchase Award stating (i) the maximum number of shares or maximum dollar commitment of Common Stock that may be purchased under the Purchase Award, (ii) the Purchase Date, (iii) the performance criteria, if any, relating to the Purchase Award and (iv) the Interest Rate and other terms pertaining to the Purchase Loan.

     (b) Exercise of Purchase Award. A Participant shall exercise a Purchase Award by delivering to the Company on or prior to the Purchase Date (i) a notice stating the number of shares (less than or equal to the maximum number specified in the Purchase Award) such Participant elects to purchase on the Purchase Date, and (ii) an executed Participation Agreement, Purchase Note in the amount of the Total Purchase Price and any other documents required relating to the Purchase Loan or pursuant to the Plan, or in lieu of a Purchase Note, a Participant may deliver cash in the amount of the Total Purchase Price for the shares of Common Stock purchased pursuant to the Purchase Award. To be eligible to exercise a Purchase Award, a Participant must be employed by the Company or a Subsidiary of the Company on the Purchase Date.

     (c) Closing Time. The exercise of the Purchase Award, the delivery of the Purchase Note and the issuance by the Company of the Common Stock purchased pursuant to the Purchase Award shall be effective at 8:15 a.m., Chicago time, on the business day following the Purchase Date (the "Closing Time"). After the Closing Time, such Participant shall be deemed a stockholder of the Company and shall be entitled to all the rights as a stockholder but subject to the terms of the Plan, the Purchase Loan and related documents, to transfer the Common Stock. Notwithstanding anything herein to the contrary, the

     Committee shall have the absolute right, in its sole discretion, to revoke any Purchase Award, including, without limitation, any right to receive a Purchase Loan related to such Purchase Award, prior to the Closing Time, provided, that the failure to make such Purchase Loan shall be deemed to revoke the exercise of the related Purchase Award unless otherwise specified by the Participant.

7.  LOAN PROVISIONS

     (a) General. The Company may extend a Purchase Loan to a Participant upon exercise of a Purchase Award subject to the terms and conditions set forth in this Section 7. The original principal amount of the Purchase Loan shall be equal to the Total Purchase Price plus any costs or commissions related to the purchase of the Common Stock. Such Purchase Loan shall be evidenced by the Purchase Note with full recourse against the maker. The obligations of each Participant under a Purchase Note shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any change in the existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or the market value of the Common Stock or any resulting release or discharge of any obligation of the Company or the existence of any claim, set-off or other rights which any Participant may have at any time against the Company or any other person, whether in connection with the Plan or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim.

     Notwithstanding anything to the contrary in this Section 7, the Company shall not be required to make any Purchase Loan to a Participant if the making of such Purchase Loan will (i) cause the Company to violate any covenant or similar provision in any indenture, loan agreement or other agreement, or (ii) violate any applicable federal, state or local law, provided, that the failure to make such Purchase Loan shall be deemed to revoke the exercise of the related Purchase Award unless otherwise specified by the Participant.

     (b) Security. Payment of the Purchase Note shall be secured by a pledge of all of the shares of Common Stock acquired by the Participant upon the exercise of the Purchase Award to which the Purchase Loan relates. The Participant shall effect such pledge by delivering to the Company (i) the certificate or certificates for the shares of Common Stock acquired pursuant to the Purchase Award, accompanied by a duly executed stock power in blank (which stock may be reregistered in the name of the Company as collateral agent for the collateral for the Purchase Loan), (ii) a properly executed stock pledge agreement, and (iii) such other documents as may be required by the Committee. A Participant shall always have the right to sell shares of Common Stock acquired pursuant to a Purchase Award provided that (i) such sales must be made in open-market transactions or at a price not less than the Market Price on the Trading Day prior to the date of sale, (ii) the Company shall have a security interest in the proceeds of such sale to the extent of any outstanding Purchase Loan and (iii) any such sales otherwise comply with the terms and provisions of any documents relating to the Purchase Loan.

     (c) Interest. Interest on the principal balance of the Purchase Loan will accrue semi-annually at the Interest Rate. Except as specified in the Purchase Loan documents after an event of default, accrued interest shall not be payable during the term of the Purchase Loan, but shall be added to the principal balance of the Purchase Loan.

     (d) Term. The term of the Purchase Loan for any Participant shall begin on such Participant's Purchase Date, and absent an Event of Default, shall have a final maturity date as determined by the Committee.

     (e) Terms of the Purchase Loan. All other terms of the Purchase Loan shall be determined by the Committee.

8.  PLAN ADMINISTRATION

     The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall interpret the Plan and make such rules and procedures as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee pursuant to this paragraph and the other paragraphs of the Plan in which the Committee is given discretion shall be final and conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the entire Committee. The Committee may consult with counsel, who may be counsel to the Company, and such other advisors as the Committee may deem necessary or desirable, and the members of the Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel or any other advisor.

     Among other things, the Committee shall have the authority, subject to the terms of the Plan, to determine (i) the individuals to whom the Purchase Awards are granted, (ii) the time or times the Purchase Awards are granted, (iii) the Purchase Dates for such Purchase Awards, (iv) the availability of any direct or indirect financing by the Company or any of its Subsidiaries and (v) the forms, terms and provisions of the Participation Agreement and any other documents under the Plan. The Committee also may designate whether any Purchase Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in Section 162(m) of the Code. Any such Purchase Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures. The Performance Measures that may be used by the Committee for such Purchase Awards may include any one or more of the following, as selected by the Committee: cash generation targets, net income or other profits, revenue and/or market share targets, profitability targets as measured by return ratios and shareholder returns, customer satisfaction, net margin as a percentage of revenue, and/or debt to capitalization. The measurement may be based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

9.  AMENDMENT AND DISCONTINUANCE OF THE PLAN

     The Board, upon the recommendation of the Committee, may amend, suspend or terminate the Plan at any time, subject to the provisions of this Section 9. No amendment, suspension or termination of the Plan may, without the consent of the Participant, adversely affect such Participant's rights under the Plan in any material respect. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is necessary under Regulation U or any other law or agreement.

10.  MISCELLANEOUS PROVISIONS

     (a) Unsecured Status of Claim. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any specific property or assets of the Company. No assets of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Company's obligations under the Plan.

     Any and all of the Company's assets shall be, and shall remain, the general unpledged and unrestricted assets of the Company. The Company's obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay employee compensation benefits in the future, if any.

     (b) Employment Not Guaranteed. Nothing contained in the Plan nor any related Agreement nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the Service of the Company or its Subsidiaries.

     (c) Nonassignability. No person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt any Purchase Award which is deferred and not yet exercised, or any part thereof, or any interest therein, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No portion of such deferred Purchase Award shall, prior to actual exercise, be subject to seizure, attachment, lien or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency. Any such transfer or attempted transfer in violation of the preceding provisions shall be considered null and void.

     (d) Disposition of Awards. Once a Participant purchases shares under the Plan, the timing of sales of those shares is determined by the employee, but remains subject at all times to the securities laws and any Company securities compliance policy in effect at any time.

     (e) Separability, Validity. In the event that any provision of the Plan, the Participation Agreement or any agreement or document related to a Purchase Loan is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan, Participation Agreement or aspect of any agreement or document related to a Purchase Loan.

     (f) Withholding Tax. The Company shall withhold from all benefits due under the Plan an amount sufficient to satisfy any federal, state and local tax withholding requirements, if any.

     (g) Applicable Law. The Plan and any related Agreements shall be governed in accordance with the laws of the State of Delaware without regard to the application of the conflicts of law provisions thereof. The obligation of the Company with respect to the grant and exercise of Purchase Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of any securities exchange on which the Common Stock may be listed.

     (h) Inurement of Rights and Obligations. The rights and obligations under the Plan and any related Agreements shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

     (i) Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (A) if to the Company--at its principal business address to the attention of the Secretary; (B) if to any Participant--at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     (j) Exclusion from Pension and Other Benefit Plan Computation. By exercise of a Purchase Award, each Participant shall be deemed to have agreed that such Purchase Award, as applicable, is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its Subsidiaries; provided, however, that the amount of any elective reduction or deduction in compensation used to pay the Total Purchase Price for any exercised Purchase Award shall be includible for purposes of any such plan to the same extent that it would be in the absence of such election. In addition, each beneficiary of a deceased Participant shall be deemed to have agreed that such

     Purchase Award will not affect the amount of any life insurance coverage, if any, provided by the Company or any of its Subsidiaries on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries; provided, however, that the amount of any elective reduction or deduction in compensation used to pay the Total Purchase Price for any exercised Purchase Award shall be includible for purposes of any such plan to the same extent that it would be in the absence of such election.

PROXY
                       CNA FINANCIAL CORPORATION PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING, MAY 5, 1999, CHICAGO, ILLINOIS

The undersigned hereby appoints L.A. Tisch, J.S. Tisch, and B.L. Hengesbaugh, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza, (333 South Wabash Avenue), Chicago, Illinois, on May 5, 1999, at 10:00 A.M., or at any adjournment thereof as follows:

        Election of Directors. Nominees:

        Antoinette Cook Bush, Dennis H. Chookaszian,
        Philip L. Engel, Robert P. Gwinn, Walter F. Mondale, Edward J. Noha, Joseph Rosenberg, Bernard L. Hengesbaugh, James S. Tisch,
        Laurence A. Tisch, Preston R. Tisch, Marvin Zonis.





You are encouraged to specify your choices by marking the
appropriate boxes, SEE REVERSE SIDE, but you need not mark any
boxes if you wish to vote in accordance with the Board of           -----------
Directors' recommendations. The Proxy Committee cannot vote         SEE REVERSE
your share unless you sign and return this card.                        SIDE
                                                                    -----------


[X]  Please mark your
     votes as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2, 3 and 4.

------------------------------------------------------------------------------------------------------------------------------------
               The Board of Directors recommends a vote FOR the Election of Directors and FOR proposals 2, 3 and 4.
------------------------------------------------------------------------------------------------------------------------------------
                  FOR       WITHHELD                        FOR      AGAINST    ABSTAIN                    FOR     AGAINST   ABSTAIN
1.  Election of   / /         / /     2.  Approval of       / /        / /        / /    3. Approval of    / /       / /       / /
    Directors                             Amendment                                         Officer Stock
    (See reverse)                         to Certificate of                                 Ownership Plan.
                                          Incorporation.

For, except vote withheld from the following nominees(s):                                4. Approval of    / /       / /       / /
                                                                                            independent
---------------------------------------------------------                                   accountants.










SIGNATURE(S)                                                DATE:                        The signer hereby revokes all proxies
            -----------------------------------------------     ----------------------   heretofore given by the signer to vote at
NOTE: Please sign exactly as name appears hereon.  Joint owners should each sign. When   said meeting or any adjournments thereof.
      signing as attorney, executor, administrator, trustee or guardian, please give full title as such.